Exhibit 10.4

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of [     •     ] [•], 2009, by and among Reit Management & Research LLC, a Delaware limited liability company (“Managing Agent”), and Government Properties Income Trust, a Maryland real estate investment trust (the “Company”), on behalf of itself and those of its subsidiaries as may from time to time own properties subject to this Agreement (each, an “Owner” and, “collectively, “Owners”).

W I T N E S S E T H :

WHEREAS, Owners are the owners of various properties that are currently majority leased to government tenants and may, in the future, acquire additional properties which, unless otherwise expressly agreed, shall automatically become subject to this Agreement without amendment hereof, unless otherwise agreed by the Company and Managing Agent (collectively, the “Managed Premises”);

WHEREAS, Managing Agent is a company that provides property management and administrative services;

WHEREAS, Owners wishes to engage Managing Agent to provide certain property management and administrative services as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, Owners and Managing Agent hereby agree as follows:

1.             Engagement.  Subject to the terms and conditions hereinafter set forth, Owners hereby engage Managing Agent to provide the property management and administrative services with respect to the Managed Premises contemplated by this Agreement.  Managing Agent hereby accepts such engagement as managing agent and agrees to devote such time, attention and effort as may be appropriate to operate and manage the Managed Premises in a diligent, orderly and efficient manner.  Managing Agent may, with Owners’ consent, subcontract out some or all of its obligations hereunder to third party managers.

Notwithstanding anything to the contrary set forth in this Agreement, the services to be provided by Managing Agent hereunder shall exclude all services (including, without limitation,

any garage management or cafeteria management services) whose performance by a manager to any Owner could give rise to an Owner’s receipt of “impermissible tenant service income” as defined in §856(d)(7) of the Internal Revenue Code of 1986 (as amended or superseded hereafter) or could in any other way jeopardize an Owner’s federal or state tax qualification as a real estate investment trust.  Managing Agent shall not perform any such service and if, in the event Managing Agent shall inadvertently perform any such service, no compensation therefor shall be paid or payable hereunder.

2.             General Parameters.  Any or all services may be performed or goods purchased by Managing Agent under arrangements jointly with or for other properties owned or managed by Managing Agent and the costs shall be reasonably and fairly apportioned.  Managing Agent may employ personnel who are assigned to work exclusively at the Managed Premises or partly at the Managed Premises and other buildings owned and/or managed by Managing Agent.  Wages, benefits and other related costs of centralized accounting personnel and employees employed by Managing Agent and assigned to work exclusively or partly at the Managed Premises shall be reasonably and fairly apportioned and reimbursed, pro rata, by Owners in addition to the Fee and Construction Supervision Fee (each as defined in Section 6).

3.             Duties.  Without limitation, Managing Agent agrees to perform the following specific duties:

(a)     To administer the day to day operations of the Managed Premises.  To seek tenants for the Managed Premises in accordance with the rental schedule established by the applicable Owner and to negotiate leases including renewals thereof and to lease in the applicable Owner’s name space on a lease form approved by such Owner, only to tenants, at rentals, and for periods of occupancy all as are approved in each case by the applicable Owner.  To employ appropriate means in order that the availability of rental space is made known to potential tenants; provided, however, that such means shall not include the employment of brokers unless otherwise agreed by the applicable Owner.  The legal expenses of negotiating such leases and leasing such space shall be approved and paid by the applicable Owner.

(b)     To administer day to day relations with tenants; to collect all rents and other income from the Managed Premises and to give receipts therefor, both on behalf of Owners, and deposit such funds in such banks and such accounts as are named, from time to time, by Owners, in agency accounts for and under the name of Owners. Managing Agent shall be empowered to sign disbursement checks on these accounts.

(c)     To monitor the Managed Premises as would be done by a prudent owner, including by making contracts for and supervising any repairs and/or alterations to the Managed Premises, including tenant improvements and decoration of rental space, as may be approved by the applicable Owner.

(d)     For Owners’ account and at its expense, to hire, supervise and discharge employees or third party contractors, hired with Owners’ consent, as required to maintain in good order and repair the Managed Premises and their operating systems.

(e)     To obtain, at Owners’ expense, appropriate insurance for the Managed Premises protecting Owners and Managing Agent while acting on behalf of Owners against all normally insurable risks relating to the Managed Premises and complying with the requirements of Owners’ mortgagee, if any, and, upon approval thereof, to cause the same to be provided and maintained by all tenants with respect to the Managed Premises to the extent required by the terms of such tenants’ leases.

(f)      To promptly notify the applicable Owner and its insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises, and complete customary reports in connection therewith.

(g)     To procure seasonably all supplies and other materials necessary for the proper operation of the Managed Premises, at Owners’ expense.

(h)     To pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available by Owners for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of Owners hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to Owners or as Owners shall from time to time direct.  (In the event that the sum of the expenses to operate and the compensation due Managing Agent exceed gross receipts in any month and no excess funds from prior months are available for payment of such excess, Owners shall pay promptly the amount of the deficiency thereof to Managing Agent upon receipt of statements therefor.)

(i)      To advise Owners promptly of any material developments in the operation of the Managed Premises that might affect the profitable operation of the Managed Premises.

(j)      To establish, in Owners’ name and with Owners’ approval, reasonable rules and regulations for tenants of the Managed Premises.

(k)     At the direction of the applicable Owner and with counsel selected by such Owner, to institute or defend, as the case may be, any and all legal actions or proceedings (in the name of such Owner if necessary) relating to operation of the Managed Premises.

(l)      To maintain the books and records of Owners reflecting the management and operation of the Managed Premises, making available for reasonable inspection and examination by Owners or its representatives, all books, records and other financial data relating to the Managed Premises.

(m)    To prepare and deliver seasonably to tenants of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, or any other reason.

(n)     To aid, assist and cooperate with Owners in matters relating to taxes and assessments and insurance loss adjustments, notify the Owners of any tax increase or special assessments relating to the Managed Premises and, with Owners’ approval, to enter into contracts for tax abatements services.

(o)     To provide such emergency services as may be required for the efficient management and operation of the Managed Premises on a 24-hour basis.

(p)     To enter into contracts for utilities (including, without limitation, water, fuel, electricity, heating, air conditioning, lighting and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, ash, rubbish and garbage hauling, snow plowing, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate to first class office space or such other types of properties as may be included in the Managed Premises.

(q)     To seek the lowest competitive price commensurate with desired quality for all items purchased or services contracted by it under this Agreement.

(r)      To provide personnel necessary for the performance of the foregoing services.

(s)     To take such action with respect to the Managed Premises, generally consistent with the provisions of this Agreement, as would be done by a prudent owner.

(t)      To, from time to time, or at any time requested by the Board of Trustees of the Company (the “Trustees”), make reports of its performance of the foregoing services to the Company.

4.             Authority.  Owners give to Managing Agent the authority and powers to perform the foregoing duties on behalf of Owners, subject, however, to Owners’ approval as specified. Owners further authorize Managing Agent to incur such reasonable expenses, specifically contemplated in Section 2, on behalf of Owners as are necessary in the performance of those duties.

5.             Special Authority of Managing Agent.  In addition to, and not in limitation of, the duties and authority of Managing Agent contained herein, Managing Agent shall perform the following duties, but only with Owners’ prior approval in each case:

(a)     Terminate tenancies and sign and serve in the name of Owners such notices therefor as may be required for the proper management of the Managed Premises.

(b)     With counsel selected by Owners, and at Owners’ expense, institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies.

6.             Compensation.

(a)     In consideration of the services to be rendered by Managing Agent hereunder, Owners agree to pay and Managing Agent agrees to accept as its sole compensation (i) a management fee (the “Fee”) equal to three percent (3%) of the gross collected rents actually received by Owners from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, operating expense and tax escalations, and any other charges paid to Owners in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse Owners for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant; and (ii) a construction supervision fee (the “Construction Supervision Fee”) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, including, without limitation, all tenant and capital improvements in, on or about the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair performed by maintenance staff, equal to five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions.

(b)     The Fee shall be due and payable monthly, in arrears based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year.  The Construction Supervision Fee shall be due and payable periodically, as agreed by Managing Agent and Owners, based on actual costs incurred to date.

(c)     Notwithstanding anything herein to the contrary, Owners shall reimburse Managing Agent for reasonable travel expenses incurred when traveling to and from the Managed Premises while performing its duties in accordance with this Agreement; provided, however, that reasonable travel expenses shall not include expenses incurred for travel to and from the Managed Premises by personnel assigned to work exclusively at the Managed Premises.

(d)     Managing Agent shall also receive the amount of any lump sum reimbursables paid by tenants of the Managed Premises to the extent amounts paid exceed costs incurred by Owners for work performed with respect thereto.

(e)     Except as set forth in Section 2 of this Agreement, Managing Agent shall be entitled to no other additional compensation or reimbursement, whether in the form of commission, bonus or the like for its services under this Agreement.  Except as otherwise specifically provided herein with respect to payment by Owners of legal fees, accounting fees, salaries, wages, fees and charges of parties hired by Managing Agent on behalf of Owners to perform operating and maintenance functions in the Managed Premises, and the like, if Managing Agent hires third parties to perform services required to be performed hereunder by Managing Agent without additional charge to Owners, Managing Agent shall (except to the extent the same are reasonably attributable to an emergency at the Managed Premises) be responsible for the charges of such third parties.  Managing Agent shall not, however, hire any third party without Owners’ prior written consent.

7.             Contracts. Managing Agent shall not, without the prior consent of Owners, enter into any contracts on behalf of Owners which extend beyond the then current term of this Agreement.

8.             Term of Agreement.  This Agreement shall continue in force and effect until December 31, 2010, and is renewable annually thereafter by the Company, on behalf of itself and the Owners, upon such terms and conditions as may be approved by a majority of the Independent Trustees as defined in the Company’s Bylaws, as amended as of the date hereof  (the “Independent Trustees”) serving on the Compensation Committee of the Trustees.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated (a) by either the Company, on behalf of itself and the Owners, or Managing Agent  upon sixty (60) days’ written notice to the other party, which termination, if by the Company, must be approved by a majority vote of the Independent Trustees serving on the Compensation Committee of the Trustees, or if by Managing Agent, must be approved by a majority vote of the directors of Managing Agent; and (b) by Managing Agent upon five (5) business days written notice to the Company if there is a Change of Control.

For purposes of this Agreement, a “Change of Control” shall mean (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (such term, for purposes of this Section 8, having the meaning provided such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the Company’s outstanding common shares of beneficial interest or other voting interests of the Company, including voting proxies for such shares, or the power to direct the management and policies of the Company, directly or indirectly (excluding, with respect to the Company, Managing Agent and its affiliates), (b) the merger or consolidation of the Company with or into any other entity (other than the merger or consolidation of any entity into the Company that does not result in a Change in Control of the Company under clauses (a), (c), or (d) of this definition), (c) any one or more sales or conveyances to any person or entity of all or any material portion of the assets (including capital stock or other equity interests) or business of the Company and its subsidiaries taken as a whole or (d) the cessation, for any reason, of the individuals who at the beginning of any 36 consecutive month period constituted the Trustees (together with any new trustees whose election by the Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the Trustees then in office.

Section 9 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Section 9, such termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination..

9.             Termination or Expiration.  Upon termination or expiration of this Agreement with respect to any of the Managed Premises for any reason whatsoever, Managing Agent shall as soon as practicable turn over to Owners all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises, including, without limitation, all leases in the possession of Managing Agent and shall render to Owners a final accounting with respect thereto through the date of termination.  Owners shall be obligated to pay all compensation for services rendered by Managing Agent hereunder prior and up to the effective time of such termination, including, without limitation, any Fees and Construction Supervision Fees, and shall pay and reimburse to Managing Agent all expenses and costs incurred by Managing Agent prior and up to the effective time of such termination which are otherwise payable or reimbursable to Managing Agent pursuant to the terms of this Agreement.  The amount of such fees paid as compensation pursuant to the foregoing sentence shall be subject to adjustment in accordance with the annual reconciliation contemplated by Section 6(b) and consistent with past practices in performing such reconciliation.

10.           Fidelity Bond.  Owners, at Owners’ expense, may require that employees of Managing Agent who handle or are responsible for Owners’ money to be bonded by a fidelity bond in an amount sufficient in Owners’ determination to cover any loss which may occur in the management and operation of the Managed Premises or that Managing Agent obtain a fiduciary policy of insurance.

11.           Limit on Responsibility; Indemnification and Insurance.

(a)     Managing Agent assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of Managing Agent.

(b)     Owners agree to defend, indemnify and hold harmless Managing Agent from and against all costs, claims, expenses and liabilities (including reasonable attorneys’ fees) arising out of Managing Agent’s performance of its duties in accordance with this Agreement including, without limitation, injury or damage to persons or property occurring in, on or about the Managed Premises and violations or alleged violations of any law, ordinance, regulation or order of any governmental authority regarding the Managed Premises except any injury, damage or violation resulting from Managing Agent’s default hereunder, or from Managing Agent’s willful bad faith or gross negligence in the performance of its duties hereunder.  Without limiting the foregoing, the Owners shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

(c)     Owners agree that required insurance shall include, at Owners’ expense, public liability and workmen’s compensation insurance as required by law and as mutually agreed by Owners and Managing Agent.

12.           Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company or the Owners:

Government Properties Income Trust
400 Centre Street
Newton, Massachusetts 02158
Attention:  President
Facsimile No.:  (617) 219-1441

If to Managing Agent:

Reit Management & Research LLC
400 Centre Street
Newton, Massachusetts 02158
Attention:  President
Facsimile No.:  (617) 928-1305

13.           Limitation of Liability.

(a)     Neither Owners nor Managing Agent shall be personally liable hereunder, all such liability being limited in the case of Owners to the interest of Owners in the Managed Premises and in the case of Managing Agent, to its interest hereunder.

(b)     The Declarations of Trust establishing some Owners, a copy of each, together with all amendments thereto (the “Declarations”), is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the names of such Owners refers to the trustees under such Declarations collectively as trustees, but not individually or personally.  No trustee, officer, shareholder, employee or agent of such Owners shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, such Owners.  All persons or entities dealing with such Owners, in any way, shall look only to the respective assets of such Owners for the payment of any sum or the performance of any obligation of such Owners.

(c)     It is the intention of the parties hereto that each Owner be liable hereunder only with respect to the Managed Premises owned by such Owner and that each Owner be solely responsible for liabilities incurred with respect only to its properties and receive all income therefrom.

14.           Other Activities of Manager.  Nothing herein shall prevent Managing Agent from engaging in other activities or businesses or from acting as Managing Agent to any other person or entity (including other real estate investment trusts) even though such person or entity has businesses similar to those of the Company or the Owners.  The Company and the Owners acknowledge that Managing Agent manages and provides property management services to real estate investment trusts and other persons or entities (including, as of the date of this Agreement, HRPT Properties Trust, Hospitality Properties Trust, Senior Housing Properties Trust, Five Star Quality Care, Inc. and TravelCenters of America LLC) and, except as otherwise expressly agreed in writing, waives any conflict arising therefrom.  In addition, nothing herein shall prevent any shareholder or affiliate of Managing Agent from engaging in any other business or from rendering services of any kind to any other person or entity (including competitive business activities).  The Company and the Owners acknowledge and agree that Managing Agent has certain interests that may be divergent from those of the Company and the Owners.  The parties agree that these relationships and interests shall not affect the party’s rights and obligations under this Agreement; provided, however, the Company and the Owners further acknowledge and agree that whenever any conflicts of interest arise resulting from the relationships and interests described or referred to in this section or any such relationship or interest as may arise or be present in the future by and between the Company or the Owners and Managing Agent or their respective affiliates or any entity with whom Managing Agent has a relationship or contract, Managing Agent will act on its own behalf and/or on behalf of any such entity and not on the Company’s or the Owners’ behalf, and the Company and the Owners shall make their own decisions and require and obtain the advice and assistance of independent third parties at their own cost, as they may deem necessary.

15.           Modification of Agreement.  This Agreement may not be modified, altered or amended in manner except by an amendment in writing, duly executed by the parties hereto.

16.           Independent Contractor.  This Agreement is not one of general agency by Managing Agent for Owners, but one with Managing Agent engaged as an independent contractor.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or other similar relationship between Owners and Managing Agent for any purposes whatsoever, and, without limiting the generality of the foregoing, neither the terms of this Agreement nor the fact that Owners and Managing Agent have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

17.           Governing Law.  This Agreement shall be governed by and in accordance with the laws of The Commonwealth of Massachusetts.

18.           Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment by Managing Agent to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of Managing Agent.

19.           Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

20.           No Third Party Beneficiary.  No person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

21.           Severability.         If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

22.           Survival.  The provisions of Sections 8 (limited to the last paragraph of such Section), 9, 11, 12, 13, 14 (limited to the obligations of the Company and the Owners to keep information provided to the Company by Managing Agent confidential as provided in such section), 17, 20, 22, 23 and 24 of this Agreement shall survive the termination hereof.

23.           Arbitration.

(a)     Any disputes, claims or controversies among the parties hereto arising out of or relating to this Agreement or the provision of the services by Managing Agent pursuant to this Agreement, including any claims or disputes, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as modified herein.  For avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)     There shall be three arbitrators.  Each party (with, for purposes of this Section 23, any and all Owners involved in the Dispute treated as one party) shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration.  The two party-nominated arbitrators shall jointly nominate the third and presiding arbitrator within 15 days of the nomination of the second arbitrator.  If any arbitrator has not been nominated within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.    For the avoidance of doubt, the arbitrators appointed by the parties to such Dispute may be affiliates or interested persons of such parties but the third arbitrator elected by the party arbitrators or by the AAA shall be unaffiliated with either party.

(c)     The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)     There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)     In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.

(f)      Each party shall bear its own costs and expenses (including attorneys’ fees) in the arbitration, and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees).

(g)     The Award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)     Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  The party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

24.           Consent to Jurisdiction and Forum.  This Section 24 is subject to, and shall not in any way limit the application of, Section 23; in case of any conflict between this Section 24 and Section 23, Section 23 shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 12 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

25.           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date above first written.

MANAGING AGENT:

REIT MANAGEMENT & RESEARCH LLC

By:
Name:
Title:

OWNERS:

GOVERNMENT PROPERTIES INCOME TRUST, on its own behalf and on behalf of its subsidiaries

By:
Name: David M. Blackman
Title: Treasurer and Chief Financial Officer

[Signature Page to Property Management Agreement]